UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Act of 1934

Date of Report (Date of earliest event reported) January 11, 2012

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, Alaska		99518
(Address of Principal’s Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 11, 2012, Chugach completed the transaction previously reported on Chugach’s 8K dated October 28, 2011, and issued $75,000,000 of First Mortgage Bonds, 2012 Series A, due March 15, 2032 (Tranche A), $125,000,000 of First Mortgage Bonds, 2012 Series A, due March 15, 2042 (Tranche B) and $50,000,000 of First Mortgage Bonds, 2012 Series A, due March 15, 2042 (Tranche C), for the purpose of repaying outstanding commercial paper used to finance Southcentral Power Project (SPP) construction and for general corporate purposes. The 2012 Series A Bonds (Tranche A) will mature on March 15, 2032, and will bear interest at 4.01% per annum. The 2012 Series A Bonds (Tranche B) will mature on March 15, 2042, and will bear interest at 4.41% per annum. The 2012 Series A Bonds (Tranche C) will mature on March 15, 2042, and will bear interest at 4.78% per annum. Interest will be paid each March 15 and September 15, commencing on September 15, 2012. The 2012 Series A Bonds (Tranche A) will pay principal in equal installments on an annual basis beginning March 15, 2013, resulting in an average life of approximately 10.7 years. The 2012 Series A Bonds (Tranche B) will pay principal between March 15, 2013 and March 15, 2020 and between March 15, 2032 and March 15, 2042, resulting in an average life of approximately 15.7 years. The 2012 Series A Bonds (Tranche C) will pay principal in equal installments on an annual basis beginning March 15, 2023, resulting in an average life of approximately 20.7 years. The bonds are secured, ranking equally with all other long-term obligations, by a first lien on substantially all of Chugach assets, pursuant to the Second Amended and Restated Indenture of Trust, which became effective on January 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 12, 2012	CHUGACH ELECTRIC ASSOCIATION, INC.

	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer